Exhibit 10.1

Geospace Technologies Corporation

FY 2013 Bonus Program

The FY 2013 bonus program is comprised of two different pools, or “Tiers.” No bonuses are earned until after the company earns a 5% return on its Stockholders Equity (referred to as the “Minimum Hurdle”), which allows the company to earn a minimum pretax profit of approximately $10,800,000 before any bonus accruals begin. The distributions of bonuses under the bonus program are submitted to the Compensation Committee each year for approval.

Tier 1—Employee Profit Sharing Plan

Participants:

This plan includes all employees of the company (except our Russian employees who are rewarded under a small local plan). The Tier 1 program focuses each employee toward maximizing the company’s profits, improving the company’s cohesiveness and morale. The participants must have been employed by the company for at least three months and be employed at the time of bonus disbursal.

Method of Accrual:

Bonuses earned under the 2013 Plan will be accrued each fiscal quarter based upon pretax profits earned-to-date as a ratio of total pretax profits expected to be earned for entire fiscal year, if such annual pretax profits can be reasonably estimated. If annual pretax profits cannot be reasonably estimated due to lack of visibility, order backlog or other contingencies, the Company will accrue bonus expenses based upon actual amounts earned through the end of a fiscal quarter. Bonus expenses accrued in any fiscal quarter will continuously be trued-up throughout the fiscal year due to changes in pretax earnings, annual estimates or other conditions. This may result in increases or decreases of amounts previously accrued. The Company will seek to utilize a method that best matches the annual bonus expense with the annual earnings generated by the Company.

The Tier 1 “Profit Sharing” level is capped at $3,050,000 for fiscal year 2013. Quarterly testing continues to insure the Tier 1 portion of the bonus plan remains earned, and this portion of the bonus plan can decrease if the minimum level of earnings is not attained in future months.

Distribution of the Tier 1 Bonus Pool:

The Tier 1 bonus pool is allocated to each department based upon each department’s relative annual payroll as a percentage of the company’s total annual payroll. Upon determining each department’s relative share of the Tier 1 bonus pool, a “recommended” calculation is made to distribute the Tier 1 bonus allocation to each employee in the department based on such employee’s relative annual payroll of the total department’s annual payroll. Each department’s manager is allowed to increase or decrease the “recommended” calculation by up to twenty percent. This adjustment right gives the manager an opportunity to set goals for their group, reward individuals who “go beyond the call of duty” or withhold partial payment for those that cannot or will not go the extra mile. However, every employee receives at least 80% of the recommended amount.

Tier 2—Management Bonus Plan

Participants:

Various management teams characterized by their level of responsibility and capability of making a significant impact on the company are included in this portion of the plan. These groups include an engineering group, manufacturing group, executive officers and key employees responsible for profit and loss centers as well as a few key employees that support key programs or activities in the company. The number of eligible participants in each group could increase or decrease based on individual performance, or as the relative size of each department changes.

Method of Accrual:

There is no accrual for the Tier 2 portion of the bonus plan until the Tier 1 profit sharing plan is fully funded. After fully funding the Tier 1 plan, the same 16.7% accrual rate continues whereby a bonus pool is set aside to fund the Tier 2 management bonus plan. The cap for the Tier 2 bonus pool is $3,450,000. Certain individuals, other than senior executive officers, will have goals and tasks to accomplish during fiscal year 2013.

Distribution of the Tier 2 Bonus Pool:

Other than the Compensation Committee which determines the amount of the targeted bonus each executive officer will receive, the manager of each Tier 2 bonus plan participant must determine how much of the targeted bonus each Tier 2 employee will receive.